Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Casey's General Stores, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-19179, 333-35393, 33-42907, 333‑174560, 333-174561) on Form S-8 and Form S-3D of Casey’s General Stores, Inc. of our reports dated June 26, 2020, with respect to the consolidated balance sheets of Casey’s General Stores, Inc. and subsidiaries as of April 30, 2020 and 2019, the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended April 30, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of April 30, 2020, which reports appear in the April 30, 2020 Annual Report on Form 10-K of Casey’s General Stores, Inc.

/s/ KPMG LLP

Des Moines, Iowa
June 26, 2020